Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carlisle Companies Incorporated:

We consent to the incorporation by reference into the previously filed Registration Statements on Form S-8 (Nos. 33-28052, 33-56737, 333-52411, 333-49742, 33-66932, and 333-99261) and on Form S-3 (Nos. 33-56735, 333-16785, 333-71028, and 333-88998) of Carlisle Companies Incorporated of our reports dated March 8, 2005, with respect to the consolidated balance sheets of Carlisle Companies Incorporated as of December 31, 2004 and 2003, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appears in the December 31, 2004 annual report on Form 10-K of Carlisle Companies Incorporated.

Our reports refer to a change in the Company’s method of accounting for goodwill and other intangible assets, as more fully described in the Notes to the Consolidated Financial Statements.

KPMG LLP
Charlotte, North Carolina
March 8, 2005